EXHIBIT 20.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 give effect to the merger of CytRx with Global Genomics Capital.  The merger was completed through (1) the issuance of 8,948,204 shares of CytRx common stock in exchange for all of the outstanding shares of Global Genomics Capital capital stock and (2) the conversion of outstanding warrants to purchase Global Genomics Capital stock into warrants to purchase 1,014,677 shares of CytRx common stock. For purposes of this pro forma information, the purchase price has been allocated to the assets and liabilities of Global Genomics Capital based on the relative fair value of such assets and liabilities. Since the merger was accounted for as a purchase by CytRx of a group of assets of Global Genomics Capital in a transaction other than a business combination, the allocation of the total purchase price of the transaction to the assets and liabilities of Global Genomics Capital could result in acquired assets being valued in excess of or less than their individual fair values. No goodwill will be recognized as a result of the merger.

The pro forma adjustments assume that this transaction had occurred as of January 1, 2001 in the case of the pro forma condensed combined statements of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002.

These pro forma financial statements and the notes thereto have been prepared by management of CytRx and should be read in conjunction with the historical financial statements and notes of CytRx and Global Genomics Capital. The historical balances represent the financial position and results of operations for each company and have been prepared in accordance with generally accepted accounting principles. The pro forma statements have been prepared in accordance with rules and regulations established by the Securities and Exchange Commission and are based on certain assumptions and estimates set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. These statements do not purport to be indicative of the financial position or results of operations that might have occurred, nor are they necessarily indicative of future results.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2001
(Unaudited)

	Historical Global Genomics Capital	Historical CytRx	Pro Forma Adjustments Ref		Pro Forma Combined

Revenues
Service revenues	—	101,463			101,463
License fees	—	3,751,000			3,751,000
Interest income	37	162,284			162,321
Grant revenue	—	156,729			156,729
Other	—	227,934			227,934

	37	4,399,410	—		4,399,447
Expenses
Cost of service revenues	—	70,501			70,501
Research and development	—	1,844,038			1,844,038
Selling, general & administrative	1,268,435	3,416,212	730,925	(1)	5,415,572
Equity in loss of investee	294,502	—			294,502

	1,562,937	5,330,751	730,925		7,624,613

Loss from continuing operations	(1,562,900)	(931,341)	(730,925)		(3,225,166)

Basic and diluted loss per common share from continuing operations		(0.09)			(0.17)

Basic and diluted weighted average shares outstanding		10,358,381	8,948,204	(2)	19,306,585

(1)	To record amortization of acquired developed technology using useful life of ten years.

(2)	To reflect weighted average shares as if the merger had occurred January 1, 2001.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2002
(Unaudited)

	Historical Global Genomics Capital (1)	Historical CytRx	Pro Forma Adjustments Ref		Pro Forma Combined

Revenues
Service revenues	—	22,453			22,453
License fees	—	1,001,000			1,001,000
Interest income	—	82,837			82,837
Grant revenue	—	46,144			46,144
Other	—	103,129			103,129

	—	1,255,563	—		1,255,563
Expenses
Cost of service revenues	—	11,287			11,287
Research and development	—	754,202			754,202
Severance payments to officers	—	1,394,447			1,394,447
Selling, general & administrative	61,236	2,567,542	415,295	(2)	3,044,073
Equity in loss of investee	389,953	184,971			574,924

	451,189	4,912,449	415,295		5,778,933

Loss from continuing operations	(451,189)	3,656,886	(415,295)		(4,523,370)

Basic and diluted loss per common share from continuing operations		(0.26)			(0.22)

Basis and diluted weighted average shares outstanding		14,148,668	6,876,271	(3)	21,024,939

(1)	Historical Global Genomics Capital balances are for the period January 1, 2002 to July 16, 2002, the date of the merger.

(2)

To record amortization of acquired developed technology for the period January 1 to September 30, 2002 using a useful life of ten years, less amounts already included in the historical accounts of CytRx from the merger date (July 19, 2002).

(3)	To reflect weighted average shares outstanding as if the merger occurred January 1, 2002.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.  Determination of Purchase Price

The purchase price for Global Genomics Capital was determined in accordance with Statement of Financial Accounting Standards No. 141—Business Combinations (“FAS 141”) and Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets (“FAS 142”). FAS 141 states that the cost of an acquired company is measured by the fair value of the consideration received. Paragraph 22 of FAS 141 states that “the market price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced should be considered in determining the fair value of securities issued.” Based on this guidance, CytRx determined the fair value of the securities issued by CytRx to be $0.6475 per share, which is the average closing price as reported by Nasdaq for the period February 7 through February 12, 2002.

The transaction was closed on July 19, 2002, after approval by the shareholders of each company and satisfaction of other customary closing conditions.  Pursuant to the merger agreement, each outstanding share of common stock of GGC was converted into .765967 shares of the Company’s Common Stock.  The merger resulted in the issuance of 8,948,204 shares of CytRx Common Stock and options and warrants to purchase 1,014,677 shares of CytRx Common Stock to the former security holders of GGC, with 498,144 of the CytRx shares being held in escrow and subject to cancellation in whole or in part to satisfy any indemnification claims made by the Company under the merger agreement. CytRx issued an additional 548,330 shares of its Common Stock for investment banking and legal fees as part of the merger.

A summary of the determination of the purchase price is as follows:

Issuance of 8,948,204 shares of CytRx common stock at $0.6475 per share	5,793,962
Fair value of 1,014,677 vested warrants issued to purchase CytRx common stock	598,659
Estimated transaction costs	971,869

Total purchase price	7,364,490

2.  Accounting for Merger and Allocation of Purchase Price

The merger was accounted for as a purchase by CytRx of a group of assets of GGC in a transaction other than a business combination and was not considered to be a reverse acquisition.  We considered the provisions of Statement of Financial Accounting Standards No. 141 – Business Combinations (“FAS 141”) and determined CytRx to be the acquirer for accounting purposes.  Because the current activities of GGC are focused on the development of a business rather that the operation of a business and planned principal operations of GGC have not yet commenced, GGC is considered a development-stage company.  Therefore, in accordance with the guidance in Emerging Issues Task Force Issue No. 98-3 (“EITF 98-3”), “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business,” GGC does not constitute a business as defined in FAS 141.  Therefore, the Company allocated the purchase price in accordance with the provisions of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets (“FAS 142”) related to the purchase of a group of assets.  FAS 142 provides that the cost of a group of assets acquired in a transaction other than a business combination shall be allocated to the individual assets acquired based on their relative fair values and shall not give rise to goodwill.

In accordance with the provisions of FAS 141 and FAS 142, all identifiable assets acquired, including identifiable intangible assets, were assigned a portion of the purchase price on the basis of their relative fair values.  To this end, an independent appraisal of GGC’s assets was used as an aid in determining the fair value of the identifiable assets, including identified intangible assets, in allocating the purchase price among the acquired assets.  The discounted cash flow approach was used to determine the estimated fair value of the acquired intangible assets.  Cash flows were projected for a period of 10 years and were discounted to net present value using discount factors of from 46% to 52%.  Material cash inflows from product sales were projected to begin in 2003.

The total purchase price of $7,364,490 (including transaction costs of $971,869) was determined in accordance with the provisions of FAS 141 and FAS 142.  A summary of the purchase price allocation is as follows:

Current assets	$33,129
Investment in Blizzard Genomics – Acquired developed technology	7,309,250
In-process research and development (recognized as an expense)	78,394
Less: Liabilities assumed	(56,283)

Total purchase price	$7,364,490

The in-process research and development was recorded as a charge for acquired incomplete research and development in the accompanying consolidated statement of operations and relates primarily to GGC’s investment in Psynomics, Inc.  The acquired developed technology primarily represents values assigned to Blizzard’s DNA Chip Reader, Thermal Gradient Station and T-Chips.  The acquired technology is being amortized over a period of ten years.  The ten year amortization period was determined through consideration of relevant patent terms (legal life), estimated technological life and economic life, and the range of useful lives observed in public filings of other companies involved in similar DNA technologies.